Exhibit 99.3
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Geoff Curtis
WeissComm Partners
Cell: (312) 550-8138
gcurtis@wcpglobal.com
IDM Pharma Announces IDM-2101 Updated Phase 2 Results
Show Treatment Well Tolerated with Positive Survival Trend in
Lung Cancer Patients
- Patients on IDM-2101 showed an improvement in median survival vs. parallel external controls -
IRVINE, Calif. — November 2, 2007 — IDM Pharma, Inc. (Nasdaq: IDMI) today announced updated results from the Phase 2 study of its investigational agent IDM-2101 which showed the vaccine was well tolerated, induced broadly specific cytotoxic T lymphocyte (CTL) responses, and showed a positive survival trend in patients with non-small cell lung cancer (NSCLC) who were vaccinated with IDM-2101, compared to a parallel external control group of non-vaccinated patients.
The data will be presented during an oral session on Sunday, November 4 at 8:45 a.m. EST at the International Society for Biological Therapy of Cancer (iSBTc) annual meeting in Boston.
“We are encouraged by the positive trend in overall survival we are seeing in patients who were treated with IDM-2101,” said Minal Barve, M.D., practice director, Mary Crowley Cancer Research Center. “We believe that the survival trend, as well as the tolerability and robust immunological response data, warrant further examination to confirm the treatment benefits of IDM-2101 for patients with non-small cell lung cancer.”
Trial Design and Results
The Phase 2 open label, non-randomized trial with one year follow-up for survival was designed to assess overall survival and vaccine immunogenicity in HLA-A2 positive patients with stage IIIb, IV or recurrent non-small cell lung cancer. Patients were required to have tumor volume less than 125 cm2 with no limits on prior chemotherapy. Sixty-eight patients were enrolled in the trial (sixty-three treated with one or more doses) with the last patient enrolled in March 2006.

Updated one-year survival in patients treated with IDM-2101 was 60 percent, compared to 49 percent in a group of seventy-two patients who were HLA-A2 negative but otherwise comparable (external comparator group). Median survival for patients treated with IDM-2101 was 17.3 months compared to 12.0 months for patients in the comparator group. Ninety-one percent of patients treated with IDM-2101, who were tested for immune response, had a measurable response to at least one of the epitopes included in the vaccine with 64 percent responding to at least three of the epitopes. Toxicities attributable to the vaccine were mild and consisted primarily of injection site reactions.
“We are very encouraged by the continued positive survival trend and safety results of IDM-2101 in this study and are eager to continue development of this novel treatment,” said Timothy P. Walbert, president and chief executive officer, IDM Pharma, Inc. “We will move forward with our plan to use the final results from this trial, which we expect next year, as a basis in determining an appropriate clinical pathway for IDM-2101.”
About IDM-2101
IDM-2101 includes nine CTL epitopes from four tumor associated antigens (TAA) including two proprietary native epitopes and seven modified, or analog, epitopes and one universal epitope a source of T-cell help. Tolerance to TAA, which is a failure of the immune system to recognize the cancer as diseased tissue, is broken by using these analog epitopes which enhance the potency of the T cell response. The Phase 2 IDM-2101 study has been ongoing since late 2004 and the last patient is expected to be treated in May 2008.
About Lung Cancer
Lung cancer continues to be a major health problem with a very high mortality rate and represents the leading cause of cancer death in the United States. According to the American Cancer Society, approximately 213,000 new lung cancer cases will be diagnosed in the United States in 2007, and an estimated 160,000 patients will die from lung cancer. The American Cancer Society also estimates that non-small cell lung cancer represents 87 percent of all lung cancers.
In the European Union, non-small cell lung cancer represents 75 percent of all lung cancer. In addition, approximately 130,000 new cases will be diagnosed in 2007 in the top five markets (France, Germany, Italy, UK & Spain)
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
For more information about the company and its products, visit www.idm-pharma.com.

Forward-Looking Statements
This press release includes and the presentation described in this press release will include forward-looking statements that reflect management’s current views of future events including statements regarding the Phase 2 IDM-2101 study, the support that the survival data and positive safety profile and immunological data from the Phase 2 IDM-2101 provides for further clinical evaluation of IDM-2101, and the potential for IDM-2101 as a treatment for non-small cell lung cancer. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products, whether the cash resources of the Company will be sufficient to fund operations as planned, including any further clinical trials of any of the Company’s product candidates, and the Company’s dependence on intellectual property. These factors and others affecting the Company’s business are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 2007 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.